Exhibit 21.1

List of Subsidiaries of NioCorp Developments Ltd. (the “Company”)

Name	State/Province of Formation	Ownership
0896800 B.C. Ltd. (“0896800”)	British Columbia	100% by the Company
Elk Creek Resources Corp.	Delaware	100% of the Class A common stock by 0896800